Exhibit 99.1

Worldwide Headquarters 1200 Willow Lake Boulevard St. Paul, Minnesota 55110-5101	Steven Brazones Investor Relations 651-236-5158

NEWS	For Immediate Release	September 8, 2008

H.B. Fuller Revises Fiscal Year 2008 Earnings Expectations,

Reports Preliminary Third Quarter Financial Results

Conference Call Today at 4:15 P.M. CDT

ST. PAUL, Minn. – H.B. Fuller Company (NYSE: FUL) today revised its earnings expectations for fiscal year 2008, primarily reflecting the ongoing negative impact from rapidly rising raw material costs.

“We are disappointed that our current outlook indicates that we will fall short of our previous earnings guidance for 2008,” said Michele Volpi, president and chief executive officer. “However, we believe that this is a temporary situation. We are fully committed to recovering our raw material cost increases over the next several quarters, and are aggressively accelerating our pricing actions. We are also encouraged by positive trends we are seeing in organic sales and the benefits we continue to generate from discretionary cost controls. Despite this temporary setback, we remain focused on building for the future. We will continue to invest for profitable growth, in-line with our strategic five-year plan, as we have throughout this year.”

The Company now expects to achieve income from continuing operations per diluted share in fiscal year 2008 of $1.55 to $1.60. This compares to $1.66 reported in the prior year and is below the Company’s previous guidance of $1.76 to $1.86. This new range includes a $4.3 million, or $0.08 per diluted share, tax benefit from the recognition of deferred tax benefits related to the Company’s Brazilian operations that will be reported in the Company’s third quarter financial results.

For the third quarter of 2008, the Company expects to report net income per diluted share of approximately $0.44. This estimate includes the aforementioned $4.3 million tax benefit, which on a per share basis for the third quarter equates to $0.09 per diluted share. Third quarter net revenue is expected to be approximately $362 million versus $352 million reported in the third quarter of 2007.

All numbers referenced for the third quarter are preliminary and will not be final until the Company files its Form 10-Q. For the fourth quarter of 2008, the Company expects to report income from continuing operations per diluted share of between $0.40 and $0.45 compared to $0.51 in the prior year. Fourth quarter net revenue is expected to be $380 to $390 million versus $361 million in the fourth quarter of 2007.

Conference Call:

The Company will host an investor conference call to discuss its revised outlook for the year today at 4:15 p.m. central daylight time (5:15 p.m. eastern daylight time). The dial-in number is 888-217-5341 and the conference ID is 63432289. The conference call audio will also be available to all interested parties via a simultaneous webcast at www.hbfuller.com under the investor relations section. For those unable to listen live, an audio replay of the event will be archived on the Company’s website.

About H.B. Fuller Company:

H.B. Fuller Company is a leading worldwide manufacturer and marketer of adhesives, sealants, paints and other specialty chemical products, with fiscal 2007 net revenue of $1.4 billion. Its common stock is traded on the New York Stock Exchange under the symbol FUL. For more information, please visit its website at www.hbfuller.com.

Safe Harbor for Forward-Looking Statements:

Certain statements in this document may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to various risks and uncertainties, including but not limited to the following: the Company’s ability to effectively integrate and operate acquired businesses; political and economic conditions; product demand; competitive products and pricing; costs of and savings from restructuring initiatives; geographic and product mix; availability and price of raw materials; the Company’s relationships with its major customers and suppliers; changes in tax laws and tariffs; devaluations and other foreign exchange rate fluctuations; the impact of litigation and environmental matters; the effect of new accounting pronouncements and accounting charges and credits; and similar matters. Further information about the various risks and uncertainties can be found in the Company’s SEC 10-Q filings of April 4, 2008 and July 2, 2008 and 10-K filing of January 30, 2008. All forward-looking information represents management’s best judgment as of this date based on information currently available that in the future may prove to have been inaccurate. Additionally, the variety of products sold by the Company and the regions where the Company does business make it difficult to determine with certainty the increases or decreases in net revenue resulting from changes in the volume of products sold, currency impact, changes in product mix, and selling prices. However, management’s best estimates of these changes as well as changes in other factors have been included.

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